As filed with the Securities and Exchange Commission on December 12, 2019.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

PHREESIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	20-2275479
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

432 Park Avenue South, 12th Floor

New York, NY 10016

(888) 654-7473

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chaim Indig

Chief Executive Officer

432 Park Avenue South, 12th Floor

New York, NY 10016

(888) 654-7473

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John J. Egan, Esq. Edwin M. O’Connor, Esq. Andrew R. Pusar, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Charles Kallenbach, Esq. Phreesia, Inc. 432 Park Avenue South, 12th Floor New York, NY 10016 (888) 654-7473	John Chory, Esq. Ian D. Schuman, Esq. Stelios G. Saffos, Esq. Latham & Watkins LLP 885 Third Avenue New York, NY 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-235439

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒	Smaller Reporting Company	☐

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common stock, $0.01 par value per share	862,500	$26.00	$22,425,000.00	$2,911

(1)

Represents only the additional number of shares being registered and includes 112,500 shares of common stock issuable upon the exercise of the underwriters’ option to purchase additional shares. Does not include the securities that the registrant previously registered on the registration statement on Form S-1 (File No. 333-235439).

(2)

The registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $197,823,000.00 on a registration statement on Form S-1 (File No. 333-235439), which was declared effective by the Securities and Exchange Commission on December 12, 2019. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, or the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $22,425,000.00 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act.

Explanatory note and incorporation by reference

Phreesia, Inc., a Delaware corporation, or the registrant, is filing this registration statement with the Securities and Exchange Commission, or the SEC, pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This registration statement relates to the public offering of the securities contemplated by the registration statement on Form S-1 (File No. 333-235439), or the Prior Registration Statement, which the SEC declared effective on December 12, 2019. This registration statement incorporates by reference the contents of the Prior Registration Statement, including all exhibits thereto.

The registrant is filing this registration statement for the sole purpose of increasing by 862,500 shares the number of shares of its common stock, par value $0.01 per share, to be registered for sale, 112,500 of which may be sold by certain selling stockholders of the registrant upon the exercise of the underwriters’ option to purchase additional shares. The additional shares that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table set forth in the Prior Registration Statement.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

Exhibit index

Exhibit number	Description

5.1	Opinion of Goodwin Procter LLP.

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

*

Previously filed on the signature page to the registrant’s Registration Statement on Form S-1 (File No. 333-235439) filed with the Securities and Exchange Commission on December 10, 2019 and incorporated by reference herein.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 12th day of December, 2019.

PHREESIA, INC.

By:	/s/ Chaim Indig
Name:	Chaim Indig
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Chaim Indig Chaim Indig	Chief Executive Officer and Director (Principal Executive Officer)	December 12, 2019

/s/ Thomas Altier Thomas Altier	Chief Financial Officer (Principal Financial and Accounting Officer)	December 12, 2019

* Michael Weintraub	Chairman and Director	December 12, 2019

* Edward Cahill	Director	December 12, 2019

* Scott Perricelli	Director	December 12, 2019

* Mark Smith, M.D.	Director	December 12, 2019

* Cheryl Pegus, M.D., M.P.H.	Director	December 12, 2019

* Gillian Munson	Director	December 12, 2019

*By	/s/ Chaim Indig
Chaim Indig Attorney-in-Fact